Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 10, 2013

Scan the code or visit iPathETN.com to learn more about IMLP. iPath® S&P MLP ETN (IMLP) provides one trade access to midstream Equities Fixed Income An investment in iPath ETNs (“ETNs”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. The ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. Diversifi cation may not protect against market risk or capital loss. Barclays Bank PLC has fi led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has fi led with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. Barclays Capital Inc. and BlackRock Investments, LLC are members of the Securities Investor Protection Corporation (SIPC). The S&P MLP Index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC or any of its affi liates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. ©2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iS-0693-0713 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE